Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of June 15, 2021 (the “Effective Date”), between Grid Dynamics Holdings, Inc. (“Company”), and Livschitz Family Enterprises, LLC, a Montana Limited Liability Company (“Consultant”). Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1. SERVICES

1.1 Statements of Work. From time to time, Company and Consultant may execute one or more statements of work, substantially in the form attached hereto as Exhibit A, that describe the specific services to be performed by Consultant (as executed, a “Statement of Work”). Each Statement of Work will expressly refer to this Agreement, will form a part of this Agreement, and will be subject to the terms and conditions contained herein. A Statement of Work may be amended only by written agreement of the parties.

1.2 Performance of Services. Victoria Livschitz (“Service Provider”) will perform the services described in each Statement of Work (the “Services”) on behalf of Consultant in accordance with the terms and conditions set forth in each such Statement of Work and this Agreement. In no event will Consultant be permitted to provide the Services through anyone other than Service Provider. For purposes of this Agreement, references to Consultant will include Service Provider unless the context clearly requires otherwise.

1.3 Delivery. Consultant will deliver to Company the deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work.

2. PAYMENT

2.1 Fees. As Consultant’s sole compensation for the performance of Services, Company will pay Consultant the consideration specified in each Statement of Work in accordance with the terms set forth therein. Without limiting the generality of the foregoing Consultant acknowledges and agrees that, if specified in the Statement of Work, Company’s obligation to provide the consideration will be expressly subject to Consultant’s completion or achievement of certain milestones to Company’s reasonable satisfaction.

2.2 Expenses. Unless otherwise provided in the Statement of Work, Company will also reimburse Consultant for all reasonable and customary out-of-pocket travel, lodging and related expenses incurred by Consultant in connection with Consultant’s performance of Services. At Company’s request, Consultant will furnish Company with copies of receipts and other customary documentation for any expenses for which Consultant requests reimbursement hereunder.

2.3 Payment Terms. All fees and other amounts set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in a Statement of Work, Consultant will invoice Company on a monthly basis for all fees and expenses payable to Consultant. Company will pay the full amount of each such invoice within thirty (30) days following receipt thereof, except for any amounts that Company disputes in good faith. The parties will use their respective commercially reasonable efforts to promptly resolve any such payment disputes.

3. RELATIONSHIP OF THE PARTIES

3.1 Independent Contractor. Consultant (including Service Provider) is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2 Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

3,3 Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant.

4. OWNERSHIP

4.1 Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any Deliverables that Consultant delivers to Company pursuant to Section 1.3.

4.2 Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3 Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

4.4 Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty- free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5. CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information.

6. WARRANTIES

6.1 No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.

6.2 Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3 Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.

6.4 Competitive Activities. During the term of this Agreement, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.

6.5 Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

7. INDEMNITY

Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from:

(a) any action by a third party against Company that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Consultant Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s Intellectual Property Rights; and

(b) any action by a third party against Company that is based on any act or omission of Consultant and that results in: (i) personal injury (or death) or tangible or intangible property damage (including loss of use); or (ii) the violation of any statute, ordinance, or regulation.

8. TERM AND TERMINATION

8.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect through June 30, 2022.

8.2 Termination for Breach. Either party may terminate this Agreement (including all Statements of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

8.3 Termination for Convenience. Company may terminate this Agreement (including all Statements of Work) at any time, for any reason or no reason. Consultant may also terminate this Agreement at any time, for any reason or no reason, upon at least sixty (60) days written notice to Company.

8.4 Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will provide Consultant any accrued but unpaid consideration due and payable to Consultant pursuant to Section 2 and the Statement of Work, including early Termination Benefits, if any.

8.5 Survival. The rights and obligations of the parties under Sections 2, 3.2, 3.3, 4, 5, 6.3, 6.5, 7, 8.4, will survive the expiration or termination of this Agreement.

9. GENERAL

9.1 Assignment. Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

9.2 No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

9.3 Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

9.4 Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

9.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties irrevocably consent to the personal jurisdiction and venue therein.

9.6 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.7 Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

9.8 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

9.9 Entire Agreement. This Agreement, together with all Statements of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. No term of any Statement of Work will be deemed to amend the terms of this Agreement unless the Statement of work references a specific provision in this Agreement and provides that the Statement of work is amending only that specific provision of this Agreement and only with respect to Services performed pursuant for such Statement of Work. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:
By:	/s/ Yury Gryzlov	By:	/s/ Victoria Livschitz
Name:	Yury Gryzlov	Name:	Livschitz Family Enterprises, LLC
Title:	Chief Operating Officer	Title:	Montana Limited Liability Company
Date:	6/15/2021	Date:	6/15/2021

EXHIBIT A

STATEMENT OF WORK

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of June 15, 2021, between Grid Dynamics Holdings, Inc. (“Company”) and Livschitz Family Enterprises, LLC, a Montana Limited Liability Company (“Consultant”).

1.Contact: Consultant’s principal Company contact shall be:

Name: Yury Gryzlov

Title: Chief Operating Officer

Email: _______________________________________________

Phone: ______________________________________________

2.Description of Services

◦Consultant will continue as the main contact for certain strategic accounts mutually agreed by the Company and Consultant from time to time (the “Accounts”). Consultant will perform such service in maintenance of such clients as reasonably requested by the Contact or such other employee of the Company (or its subsidiaries) as is designated by the Contact to oversee Consultant’s performance of Services. After six months following the Effective Date, the parties agree to revisit the Accounts and make such adjustments to the customers that make up the Accounts as will be mutually agreed between the parties.

3.Acceptance Criteria

The acceptance of all deliverables will reside with the Contact.

4.Compensation Terms

Monthly Retainer:
US$20,000 per month and prorated for any partial calendar months during the term of the Agreement. Consultant will no longer receive a Monthly Retainer once this Agreement is terminated. Any termination of this Agreement prior to June 30, 2022 may result in Consultant becoming entitled to Termination Benefits, as described below.

Incentive Payment:
Each fiscal quarter of the Company beginning with the Company’s third fiscal quarter of 2021 through the Company’s second fiscal quarter of 2022, Consultant will be eligible to receive an incentive payment equal to 1% of the Growth of each company included in the Accounts. For this purpose, “Growth” means all Company GAAP-based revenue derived from each company included in the Accounts during a fiscal quarter during the term of the Agreement as compared to Company GAAP-based revenue derived from each company included in the Accounts for the same fiscal quarter twelve months prior. To the extent Growth for any fiscal quarter for a company is negative, the incentive payment for that fiscal quarter will be US$0.00, but any negative incentive payment amount will offset any incentive payments relating to such company in future fiscal quarters until the negative balance is fully offset. To be eligible to receive an Incentive Payment for an applicable fiscal quarter, Consultant must continue providing Services under this Agreement through the completion of that fiscal quarter. Any termination of this Agreement prior to June 30, 2022 may result in Consultant becoming entitled to Termination Benefits, as described below.

Existing Equity Awards:
Consultant, and Service Provider in her individual capacity, agree that all unvested equity awards granted to Service Provider by the Company prior to the Effective Date will cease vesting and terminate and be cancelled as of the Effective Date.

New Equity Awards:
Consultant agrees and acknowledges that the Company is not able under its 2020 Equity Incentive Plan (the “Plan”) to grant Consultant an equity award. Consultant agrees, acknowledges and consents to the Company granting equity awards for Services directly to Service Provider and agrees and acknowledges that the Company will have no obligations to Consultant as a result of any equity awards granted to Service Provider with respect to Services to be provided hereunder.

Performance Award:
Subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), the Company will grant to Service Provider an award of performance shares under the Plan (“PSUs”) with a target number of shares of Company common stock equal to 24,282, which will vest based on achievement of performance goals relating to Company revenue and contribution margins on the same terms and conditions as granted to Company executives earlier in fiscal 2021, except as noted below with respect to Termination Benefits. In all other respects the PSUs will be subject to the terms and conditions of the Plan and PSU award agreement approved by the Board or Committee, as applicable.

COBRA Reimbursements
If Service Provider elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Service Provider and Service Provider’s eligible dependents, the Company will reimburse Service Provider for the premiums necessary to continue group health insurance benefits for Service Provider and Service Provider’s eligible dependents until the earlier of (A) June 30, 2022, (B) the expiration of the Term, (C) the date upon which Service Provider and/or Service Provider’s eligible dependents becomes covered under similar plans or (d) the date upon which Service Provider ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Service Provider a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Service Provider would be required to pay to continue Service Provider’s group health coverage in effect on the date of Service Provider’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Service Provider elects COBRA continuation coverage and will commence on the month following Service Provider’s termination of employment and will end on the earlier of (x) the date upon which Service Provider obtains other employment or (y) the date the Company has paid an amount equal to the COBRA Premiums that would have otherwise been provided to Service Provider for period set forth above. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Service Provider will not receive such payment or any further reimbursements for COBRA premiums.

Consultant agrees, acknowledges and consents to the Company providing Service Provider COBRA Premiums and agrees and acknowledges that the Company will have no obligations to Consultant as a result of providing COBRA Premiums to Service Provider with respect to Services to be provided hereunder

Termination Benefits:
If the Company terminates the Agreement for any reason other than as a result of Consultant’s continued failure to perform Services after Consultant, or Service Provider, has received a written demand of performance from the Company and Consultant has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice, then subject to Consultant, and Service Provider in her personal capacity, signing and not revoking signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), then Consultant will become entitled to the following termination benefits:

(i) if the termination occurs on or prior to September 30, 2021, then Consultant will receive the Monthly Retainer and Incentive Payment (based on actual performance) and Service Provider will receive COBRA Premiums that would have otherwise been paid to Consultant or Service Provider from the date of such termination through December31, 2021.

(ii) if the termination occurs on or after October 1, 2021 and on or prior to March 31, 2022, then Consultant will receive the Monthly Retainer and Incentive Payment (based on actual performance) and Service Provider will receive COBRA Premiums that would have otherwise been paid to Consultant or Service Provider from the date of such termination through the three-month anniversary of such termination.

(iii) if the termination occurs on or after April 1, 2022 and on or prior to June 30, 2022, then Consultant will receive the Monthly Retainer and Incentive Payment (based on actual performance) and Service Provider will receive COBRA Premiums that would have otherwise been paid to Consultant from the date of such termination through June 30, 2022.

Termination Benefits:
(iv) if the termination occurs on or before December 31, 2021, the award of PSUs will remain outstanding through the end of the performance period and through the date the Board or its Compensation Committee determine actual performance and you will be entitled to a prorated amount of the payout, if any, with respect the award based on the amount of time Service Provider was providing services to the Company as an employee of the Company and under this Agreement during the performance period and any shares will be delivered to Service Provider on the date awards of PSUs for other Company executives are settled.

If the Release does not become effective and irrevocable by the Release Deadline, Consultant and Service Provider will forfeit any rights to Termination Benefits under this Agreement. In no event will Termination Benefits be paid or provided until the Release becomes effective and irrevocable.

Start Date: June 16, 2021

End Date: June 30, 2022

AGREED AS OF JUNE 15, 2021

COMPANY:		CONSULTANT:
By:	/s/ Yury Gryzlov	By:	/s/ Victoria Livschitz
Name:	Yury Gryzlov	Name:	Livschitz Family Enterprises, LLC
Title:	Chief Operating Officer	Title:	Montana Limited Liability Company
Date:	6/15/2021	Date:	6/15/2021

SERVICE PROVIDER:
		Name:	Victoria Livschitz
		Date:	6/15/2021

AMENDMENT TO CONSULTING AGREEMENT

This Amendment (the “Amendment”) to the Consulting Agreement dated June 15, 2021 (the “Agreement”) is made and entered as of November 3, 2021 (“Amendment Effective Date”) by and between Grid Dynamics Holdings, Inc. (the “Company”) and Livschitz Family Enterprises, LLC, a Montana Limited Liability Company (“Consultant”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.
The Company and Consultant desire to amend the terms of the Agreement as set forth herein.
1. Amendment to Section 8.1 (Term). Section 8.1 of the Agreement is hereby amended and restated in its entirety as follows:
This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect through December 31, 2021.
2. Amendment to Section 2 of Exhibit A to the Agreement (Description of Services). Exhibit A, Section 2 (“Description of Services”), is, as applicable for the time period commencing on the Amendment Effective Date until December 31, 2021 or any earlier termination of this Agreement (the “Transition Period”), amended and restated in its entirety as follows.
Consultant will provide transition services in connection with certain strategic accounts that Company has or will specify in writing to Consultant (“Transition Accounts”), conducting services with respect to such Transition Accounts as requested by the Company. Consultant will make reasonable best efforts to conduct successful transitions of the Transition Accounts during the Company’s fourth fiscal quarter of 2021.
3. Amendment to Section 4 of Exhibit A to the Agreement (Compensation Terms). The following amendments will be made to Section 4 of Exhibit A to the Agreement (Compensation Terms).
a. The Monthly Retainer subsection of Section 4 of Exhibit A to the Consulting Agreement is amended and superseded in its entirety by the following:
$20,000 per month and prorated for any partial calendar months during the Transition Period. Consultant will no longer receive a Monthly Retainer once this Agreement expires or is otherwise terminated (except as set forth in Section 3(e)(i) of this Amendment).
b. The Incentive Payment subsection of Section 4 of Exhibit A to the Consulting Agreement is amended and superseded in its entirety by the following:
For the Company’s fourth fiscal quarter of 2021 Consultant will be eligible to receive an incentive payment equal to 1% of the Growth of each company included in the Transition Accounts. For this purpose, “Growth” means all Company GAAP-based revenue derived from each company included in the Transition Accounts during a fiscal quarter during the term of the Agreement as compared to Company GAAP-based revenue derived from each company included in the Transition Accounts for the same fiscal quarter twelve months prior. Consultant will not be eligible for incentive payments for any fiscal quarter following the Company’s fourth fiscal quarter of 2021.
c. The COBRA Reimbursements subsection of Section 4 of Exhibit A to the Consulting Agreement is amended and superseded in its entirety by the following:
Service Provider elected continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Service Provider and Service Provider’s eligible dependents and the Company will continue to reimburse Service Provider for the premiums necessary to continue group health insurance benefits for Service Provider and Service Provider’s eligible dependents until the earlier of (A) December 31, 2021, (B) the expiration or termination of this Agreement, (C) the date upon which Service Provider and/or Service Provider’s eligible dependents becomes covered under similar plans or (d) the date upon which Service Provider ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Service Provider a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Service Provider would be required to pay to continue Service Provider’s group health coverage in effect on the date of Service Provider’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) which payments will be made regardless of whether Service Provider elects COBRA continuation coverage and will commence on the month following Service Provider’s termination of employment and will end on the earlier of (x) the date upon which Service Provider obtains other employment or (y) the date the Company has paid an amount equal to the COBRA Premiums that would have otherwise been provided to Service Provider for period set forth above. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Service Provider will not receive such payment or any further reimbursements for COBRA premiums. Consultant agrees, acknowledges and consents to the Company providing Service Provider COBRA Premiums and agrees and acknowledges that the Company will have no obligations to Consultant as a result of providing COBRA Premiums to Service Provider with respect to Services to be provided hereunder.
d. The Performance Award subsection of Section 4 of Exhibit A to the Consulting Agreement is amended and superseded in its entirety by the following:
The Company granted Service Provider an award of 24,282 performance shares under the Plan as of June 16, 2021 (the “PSUs”) as evidenced by the PSU award agreement between the Company and Service Provider, which will continue to remain outstanding in accordance with its terms and conditions.
e. The Termination Benefits subsection of Section 4 of Exhibit A to the Consulting Agreement is amended and superseded in its entirety by the following:
Upon the expiration of the Agreement on December 31, 2021 (or upon any earlier termination of the Agreement by the Company for any reason other than as a result of Consultant’s continued failure to perform Services after Consultant, or Service Provider, has received a written demand of performance from the Company and Consultant has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice), then subject to Consultant, and Service Provider in her personal capacity, signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), then Consultant will become entitled to the following termination benefits (“Termination Benefits”):
i) only if such termination occurs prior to December 31, 2021, payment of the Monthly Retainer that would have otherwise been paid to Consultant from the date of such termination through December 31, 2021.
ii) a payment equivalent to the amount of the Incentive Payment for the Company’s fourth fiscal quarter of 2021 that Consultant is eligible to receive pursuant to section 3.b of this Amendment, if Consultant receives an Incentive Payment for the Company’s fourth fiscal quarter of 2021. For example, if Consultant receives an Incentive Payment of $55,000 for the Company’s fourth fiscal quarter of 2021, Consultant will also receive a payment of $55,000 as a Termination Benefit.

iii) only if such termination occurs prior to December 31, 2021, reimbursement of COBRA Premiums that would have otherwise been provided to Service Provider from the date of such termination through December 31, 2021.
iv) upon the expiration or termination of the Agreement on or before December 31, 2021, the award of PSUs will remain outstanding through the end of the performance period and through the date the Board or its Compensation Committee determine actual performance and Service Provider will be entitled to a prorated amount of the payout, if any, with respect to the award based on the amount of time Service Provider was providing services to the Company as an employee of the Company and under this Agreement during the performance period and any shares will be delivered to Service Provider on the date awards of PSUs for other Company executives are settled.
If the Release does not become effective and irrevocable by the Release Deadline, Consultant and Service Provider will forfeit any rights to Termination Benefits under this Agreement. In no event will Termination Benefits be paid or provided until the Release becomes effective and irrevocable. For the avoidance of doubt, except as set forth in this section 3(e) of this Amendment, Consultant will not be entitled to any other payments or benefits upon the expiration or termination of the Agreement.
f. The reference to “End Date” at the bottom of Exhibit A to the Consulting Agreement is amended and replaced by the following:

End Date: No later than December 31, 2021.
4. Miscellaneous.
Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
Entire Agreement. This Amendment, together with the Agreement (along with the Plan and the PSU award agreement between the Company and Service Provider referenced in section 3(d) of this Amendment), constitutes the full and entire understanding and agreement between Company and Consultant with respect to the subjects hereof and thereof.
No Oral Modification. No modification of or amendment to this Amendment will be effective unless in a writing signed by an authorized signatory of the Company and Consultant.

AGREED TO AND ACCEPTED:

Company:		Consultant:
By:	/s/ Yury Gryzlov	By:	/s/ Victoria Livschitz
Name:	Yury Gryzlov	Name:	Livschitz Family Enterprises, LLC
Title:	Chief Operating Officer	Title:	Montana Limited Liability Company
Date:	11/7/2021	Date:	11/7/2021

Service Provider:
		Name:	Victoria Livschitz
		Date:	11/7/2021